Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
______________________
WPS Resources Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	39-1775292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 North Adams Street P. O. Box 19001 Green Bay, Wisconsin 54307-9001 (Address of principal executive offices)
WPS Resources Corporation 2005 Omnibus Incentive Compensation Plan (Full title of the plan)

Larry L. Weyers
Chairman, President, and Chief Executive Officer
WPS Resources Corporation
700 North Adams Street
P. O. Box 19001
Green Bay, Wisconsin 54307-9001
(920) 433-1727
(Name and address, and telephone number, including area code, of agent for service)

Copy to: Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5367 (414) 297-5668

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock	1,600,000	$57.7250	$92,360,000	$10,870.77
Common Stock Purchase Rights	1,600,000	(3)	(3)	(3)

(1) Pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares.

(2) Estimated, pursuant to and in accordance with Rule 457(c), solely for the purpose of computing the registration fee based on the average of the low and high prices as reported on the New York Stock Exchange on August 23, 2005, which date was within five business days of the date of this filing.

(3) The Common Stock Purchase Rights are attached to and traded with the shares of Common Stock being registered. The value attributable to the Common Stock Purchase Rights, if any, is reflected in the value attributable to the Common Stock.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents have been previously filed by WPS Resources Corporation ("WPS Resources") with the Commission and are incorporated herein by reference:

(a) Annual Report on Form 10-K of WPS Resources and Wisconsin Public Service Corporation for the year ended December 31, 2004 (filed with the Commission on March 9, 2005) as updated by Current Report on Form 8-K dated August 25, 2005 (filed with the Commission on August 26, 2005).

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (filed with the Commission on May 5, 2005) as updated by Current Report on Form 8-K dated August 25, 2005 (filed with the Commission on August 26, 2005).

(c) Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (filed with the Commission on August 4, 2005).

(d) Current Report on Form 8-K dated February 9, 2005 (filed with the Commission on February 15, 2005).

(e) Current Report on Form 8-K dated May 19, 2005 (filed with the Commission on May 20, 2005).

(f) Current Report on Form 8-K dated May 19, 2005 (filed with the Commission on May 25, 2005).

(g) Current Report on Form 8-K dated June 2, 2005 (filed with the Commission on June 8, 2005).

(h) Current Report on From 8-K dated August 25, 2005 (filed with the Commission on August 26, 2005).

(i) Description of Common Stock of WPS Resources contained in the Registration Statement on Form 8-B, filed June 1, 1994 with the

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Commission, and any amendments or reports filed for the purpose of updating such description.

(j) Description of Common Stock Purchase Rights contained in Registration Statement on Form 8-A, filed on December 13, 1996 with the Commission, and any amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed by WPS Resources pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as WPS Resources files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Pursuant to the Wisconsin Business Corporation Law and Article VI of the by-laws of the registrant, directors and officers of the registrant are entitled to mandatory indemnification from us against certain liabilities and expenses to the extent such officers or directors are successful on the merits or otherwise in connection with a proceeding, unless it is determined that the director or officer breached or failed to perform his or her duties to the registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit (unless such profit is immaterial under the circumstances); or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the registrant are not subject to personal liability to the registrant, its shareholders or any person asserting rights on behalf of the registrant or its shareholders for certain breaches or failures to perform any duty resulting solely from their status as directors or officers except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        The indemnification provided by the Wisconsin Business Corporation Law and our by-laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which

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an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

        The indemnification described above may be broad enough to cover liabilities under the Securities Act of 1933. The registrant has purchased insurance permitted by the Wisconsin Business Corporation Law on behalf of its officers and directors which may cover liabilities under the Securities Act of 1933.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8. EXHIBITS.

        The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit

4

WPS Resources Corporation 2005 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed August 4, 2005 [File No. 1-11337]).

5	Opinion of Foley & Lardner LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5).
24	Powers of Attorney (certain filed herewith and others contained in the signature pages hereto).

ITEM 9. UNDERTAKINGS.

        a. The undersigned registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was

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registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        b. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, and State of Wisconsin, on this 26th day of August, 2005.

WPS RESOURCES CORPORATION By: /s/ Larry L. Weyers Larry L. Weyers Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this the Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Larry L. Weyers, Joseph P. O'Leary and Barth J. Wolf, and each of them individually, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Capacity	Date
/s/ Larry L. Weyers Larry L. Weyers	Chairman, President, Chief Executive Officer (Principal Executive Officer) and Director	August 26, 2005
/s/ Joseph P. O'Leary Joseph P. O'Leary	Senior Vice President - Finance and Chief Financial Officer (Principal Financial Officer)	August 26, 2005
/s/ Diane L. Ford Diane L. Ford	Vice President - Controller and Chief Accounting Officer (Principal Accounting Officer)	August 26, 2005

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Albert J. Budney, Jr.*	Director	August 26, 2005

Richard A. Bemis*	Director	August 26, 2005

Ellen Carnahan*	Director	August 26, 2005

Robert C. Gallagher*	Director	August 26, 2005

Kathryn M. Hasselblad-Pascale*	Director	August 26, 2005

James L. Kemerling*	Director	August 26, 2005

John C. Meng*	Director	August 26, 2005

*By: /s/ L. L. Weyers L. L. Weyers	Attorney-in-Fact	August 26, 2005

* Each of the above signatures is affixed as of August 26, 2005. Respective Powers of Attorney are filed herewith.

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EXHIBIT INDEX

Form S-8 Registration Statement for
WPS Resources Corporation 2005 Omnibus Incentive Compensation Plan

Exhibit No.	Exhibit

4

WPS Resources Corporation 2005 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed August 4, 2005 [File No. 1-11337]).

5	Opinion of Foley & Lardner LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5).
24	Powers of Attorney (certain filed herewith and others contained in the signature pages of the Registration Statement).

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